EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Antares Pharma, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Antares Pharma, Inc. of our report dated March 13, 2013, with respect to the consolidated balance sheets of Antares Pharma, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota

June 7, 2013